Exhibit 99.1

News Release

Miller Corporate Center

For Immediate Release

ANTHONY K. ANDERSON ELECTED TO

AVERY DENNISON BOARD OF DIRECTORS

PASADENA, Calif., December 7, 2012 — Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Anthony K. Anderson a director, effective December 6, 2012.

Anderson, 57, joins the Avery Dennison board after a 35-year career with Ernst & Young LLP, the global assurance, tax, transaction and advisory services firm, from which he retired in April as vice chairperson and managing partner of the firm’s Midwest region.

“Tony Anderson’s deep financial expertise and extensive experience advising multinational businesses will serve Avery Dennison well,” said Dean A. Scarborough, Avery Dennison chairman, president and chief executive officer. “He is also a highly effective business leader, and we welcome his perspective.”

In addition to leading the Midwest region, Anderson’s Ernst & Young career includes six years in the Los Angeles area as managing partner of the firm’s Pacific Southwest region.  He also served as the firm’s worldwide engagement partner for a number of large multinational companies and leader of the firm’s insurance and financial services industry practices.

A former director of the Federal Reserve Bank of Chicago, Anderson currently serves on the boards of directors of AAR Corporation and First American Financial Corporation.  An active civic leader, he is also a director of The Chicago Council on Global Affairs, World Business Chicago and the Chicago Urban League, of which he is chairman of the board.  In addition, he is a member of the boards of the Lyric Opera of Chicago, The Field Museum of Chicago, and the Chicago Symphony Orchestra.  In Los Angeles, he has served as chairman of Town Hall Los Angeles, the Children’s Bureau of Southern California, and the California Science Center.

Anderson holds a bachelor’s degree in accounting from Chicago State University.  He is a member of the American, California and Illinois Institutes of Certified Public Accountants.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and 30,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Pasadena, California, the company reported sales from continuing operations of $6 billion in 2011.  Learn more at www.averydennison.com.

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Contacts

Media:

David Frail (626) 304-2014

david.frail@averydennison.com

Investor Relations:

Eric M. Leeds (626) 304-2029

investorcom@averydennison.com